EXHIBIT  99.1


(  BW)(KY-POMEROY-IT-SOLUTIONS)(PMRY) Pomeroy Positioned in Magic
Quadrants for Desktop & Help Desk Outsourcing in North America

    Business Editors/High-Tech Writers

    HEBRON, Ky.--(BUSINESS WIRE)--Jan. 10, 2005--Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) ("Pomeroy"), today announced receiving recognition from Gartner, Inc. ("Gartner"), for its help desk and desktop outsourcing services capabilities. Gartner , world-renowned analysts for the information technology industry, recently released its 2004 Magic Quadrants(R) for help desk and desktop services outsourcing in North America*.
    Pomeroy is positioned in the Challengers Quadrant in Gartner's Desktop Outsourcing Services and Help Desk Outsourcing Services Magic Quadrants. According to Gartner, Challengers are vendors who "execute well today, but have a less-defined view of market direction and, therefore, may not be aggressive in their preparation for the future."
    "We consider our listing in the Desktop Outsourcing Magic Quadrant to reflect our continued dedication to quality and customer satisfaction," said Steve Pomeroy, President and CEO. "And we believe that being recognized in our first exposure on the Help Desk
Outsourcing Magic Quadrant is due in large part to our merger with ARC in 2004, and confirms the value we recognized when we proposed the combining of the two companies. We're very excited to receive this kind of recognition from industry analysts, and Pomeroy is dedicated to improving our positioning in both of these Magic Quadrants in 2005."
    The quadrants measure companies on two axis - the ability to execute and a company's completeness of vision in providing IT outsourcing solutions. It is important to note, however, that 70% of the overall ranking is determined by client references. Pomeroy is perceived by clients to be dependable and flexible in the ability to deliver services, and the 2004 merger with ARC allows for a wider capability to provide those services to clients starting in 2005. More information on Gartner's Magic Quadrants can be found at www.gartner.com.

    About  Pomeroy  IT  Solutions

    As a national solutions provider, Pomeroy is uniquely positioned to provide services that span consulting, infrastructure and life cycle solutions. Pomeroy maintains a technical workforce of approximately 4,000 skilled employees with the capabilities and expertise to plan, design, implement and support all categories of its solution offerings. Pomeroy has the ability to leverage its extensive portfolio of services to assist clients in reducing their total cost of ownership, allowing these savings to be reinvested back into the customer's core business. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. For the year ended January 5, 2004, Pomeroy IT Solutions reported revenues of $598 million.

    *  Magic  Quadrant  Disclaimer

    The Magic Quadrant is copyrighted November 2004 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the "Leaders" quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or  fitness  for  a  particular  purpose.
    Gartner:  "Magic  Quadrant  for  North  American  Desktop  Outsourcing,
2004",  W.Maurer,  R.  Matlus,  Dec  2004
    Gartner:  "Magic  Quadrant  for  North  American  Help  Desk  Outsourcing,
2004",  W.Maurer,  R.  Matlus,  Dec  2004

    Forward  Looking  Statements

    Certain  statements  that  are  not  purely  historical  constitute
"forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the estimated needs of customers as conveyed to the Company, market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

    --30--MD/cl*

    CONTACT:  Pomeroy  IT  Solutions,  Inc.
              Mike  Rohrkemper,  859-586-0600  x1416
              investor@pomeroy.com

    KEYWORD:  KENTUCKY  OHIO
    INDUSTRY  KEYWORD:  HARDWARE  COMPUTERS/ELECTRONICS  SOFTWARE
NETWORKING
    SOURCE:  Pomeroy  IT  Solutions,  Inc.

ZZZZZ


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